NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 13, 2010, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 1, 2010 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the change in country of incorporation/mandatory exchange of Allied World Assurance Company Holdings, Ltd. which became effective before the opening of business on December 1, 2010, each Common Share of Allied World Assurance Company Holdings, Ltd. (Bermuda) was exchanged for one (1) Registered Share of Allied World Assurance Company Holdings, AG (Switzerland) on a share for share basis. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 1, 2010.